Exhibit 10.36

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to Executive Employment Agreement is made effective as of June 6, 2014. This Amendment amends the Executive Employment Agreement, dated as of January 6, 2013, by and between Ambrx, Inc., a Delaware corporation (the “Company”), and Lawson Macartney (“Executive”) (the “Agreement”).

The Agreement is hereby amended as follows:

1.	Sections 4.4(a)(ii), (iii) and (iv) of the Agreement are hereby amended and restated to read in their entirety as follows:

“(ii)     Performance-Based Vesting Option. The Company has granted to Executive 1,244,690 options to purchase the Company’s common stock (the “Performance Based Option”) which represents ownership of one and a half percent (1.50%) of the total equity of the Company on a fully diluted basis as of the Employment Commencement Date and which vests and becomes exercisable pursuant to the terms and conditions of that Notice of Grant of Stock Option and Stock Option Agreement identified by Grant Number A0552 with a grant date of February 5, 2013 (the “Performance Based Option Agreement”). The Executive and the Company agree that notwithstanding anything contained in the Performance Based Option Agreement to the contrary, that the Performance Based Option shall terminate and Executive will have no further rights to exercise the Performance Based Option effective at 5:00 pm Pacific time on the day immediately prior to the date that the Company’s common stock is first traded on a national securities exchange (the “Trading Date”) pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (an “IPO”).

(iii)     Initial Public Offering Option. Subject to Executive’s continued employment through the date of grant and Executive having not then exercised any portion of the Performance Based Option, effective at 5:01 pm Pacific time on the day immediately prior to the Trading Date, the Executive shall be granted a stock option (the “IPO Option”), with an exercise price equal to the price that the shares of the Company’s common stock are first offered to the public in the IPO, to purchase 1,244,690 shares of the Company’s common stock (equal to one and one half percent (1.50%) of the total equity of the Company on a fully diluted basis as of the Employment Commencement Date), as such amount may be adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, merger, consolidation or other Equity Restructuring (as defined in the Ambrx, Inc. 2013 Equity Incentive Plan) effected by the Company after May 23, 2014. The IPO Option shall vest as follows (X) 25% of the shares subject to the IPO Option shall vest on the first year anniversary of the grant date, subject to Executive’s continued employment or service with the Company through such vesting date, and (Y) 75% of the shares subject to the IPO Option shall vest in twelve (12) equal monthly installments on the last day of each calendar month during the twelve-month period commencing on the first year anniversary of the grant date, subject to Executive’s continued employment or service with the Company through each applicable vesting date. The IPO option shall expire and shall not be exercisable if the IPO fails to close.

(iv)     The Service-Based Vesting Option, the Performance-Based Vesting Option and the IPO Option (collectively, the “Options”) shall be granted pursuant to the Ambrx, Inc. 2003 Stock Option Plan, or the Ambrx, Inc. 2013 Equity Incentive Plan (the “Incentive Plan”) and except as otherwise provided above shall have an exercise price per share equal to the then-

current fair market value per share of the Company’s common stock (as determined pursuant to the Incentive Plan) on the date of the grant of the Options. The Options shall be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in this Agreement or the Stock Option Agreements pursuant to which the Options are granted, the Options shall have a ten (10) year term and shall be subject to the terms and conditions of the Incentive Plan, as in effect from time to time. The total equity of the Company on a fully diluted basis as of the Employment Commencement Date is set forth on Schedule 1 hereto.”

2.	Section 4.4(b) of the Agreement is hereby amended and restated to read in its entirety as follows, with such amendment and restatement to be effective upon the Trading Date:

“(b)(i) If Executive’s employment with the Company is terminated (x) by the Company without Cause or (y) by Executive due to, without Executive’s consent, (1) a material diminution in Executive’s authority or responsibilities (including a material adverse change in Executive s reporting line) or (2) a material change in the geographic location at which Executive must perform his duties other than reasonably required travel on the Company’s business (for purposes of this provision, a “material change” shall not include a relocation of the Company’s headquarters to a location within fifty (50) miles of Philadelphia, Pennsylvania), in each case, within three (3) months prior to or twelve (12) months following a Change in Control, the vesting and exercisability of one hundred percent (100%) of Executive’s outstanding unvested Stock Awards, other than the Performance-Based Vesting Options and IPO Option, shall be automatically accelerated on the later of (A) the date of termination of employment or (B) the date of the Change in Control, In addition, Executive’s Stock Awards, other than the Performance-Based Vesting Options and IPO Option, may be exercised by Executive (or Executive’s guardian or legal representative) until the latest of (X) six (6) months after the date of termination of employment, (Y) with respect to any portion of the Stock Awards that become exercisable on the date of a Change in Control pursuant to this Section 4.4(b)(i), six (6) months after the date of the Change in Control, or (Z) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original expiration date of such Stock Award.

(ii)     If Executive’s employment with the Company is terminated due to death or Disability, in either ease, the vesting and exercisability of twenty-five percent (25%) of Executive s outstanding unvested Stock Awards, other than the Performance-Based Vesting Options and IPO Option, shall be automatically accelerated on the date of termination of employment.

(iii)     If Executive’s employment with the Company is terminated (x) by the Company without Cause or (y) by Executive due to, without Executive’s consent, (1) a material diminution in Executive’s authority or responsibilities (including a material adverse change in Executive s reporting line) or (2) a material change in the geographic location at which Executive must perform his duties other than reasonably required travel on the Company’s business (for purposes of this provision, a “material change” shall not include a relocation of the Company’s headquarters to a location within fifty (50) miles of Philadelphia, Pennsylvania), the vesting and exercisability of one hundred percent (100%) of Executive’s outstanding unvested Stock Awards, other than the Performance-Based Vesting Options and IPO Option, shall be automatically accelerated on the date of termination of employment. In addition, Executive’s Stock Awards, other than the Performance-Based Vesting Options and IPO Option, may be exercised by Executive (or Executive’s guardian or legal representative) until the latest of (X) six (6) months after the date of termination of employment, or (Y) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original expiration date of such Stock Award.

(iv)     The vesting pursuant to clauses (i) through (iii) of this Section 4.4(b) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.”

3.	Section 7(a) of the Agreement is hereby amended and restated to read in its entirety as follows, with such amendment and restatement to be effective upon the Trading Date:

“(a)(i)      Certain Qualifying Terminations of Employment. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment (A) by the Company without Cause or (B) by Executive due to, without Executive’s consent, (1) a material diminution in Executive’s authority or responsibilities (including a material adverse change in Executive’s reporting line) or (2) a material change in the geographic location at which Executive must perform his duties other than reasonably required travel on the Company’s business (for purposes of this provision, a “material change” shall not include a relocation of the Company’s headquarters to a location within fifty (50) miles of Philadelphia, Pennsylvania), in each case, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(w)     The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service;

(x)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) twelve (12), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in twelve (12) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service;

(y)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires), the Company shall provide Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service with continuation coverage under COBRA for a monthly premium equal to the monthly premium Executive would have been required to pay for health coverage for Executive and his eligible dependents who were covered by the Company’s health plans if Executive were an active employee (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such overage and his timely payment of premiums). Such continuation coverage shall be provided through insurance in accordance with the exemption under Treasury Regulation Section 1.409A-1(a)(5). For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such benefit; and

(z)     In the event Executive accepts employment with an employer other than the Company during the period commencing on the ninetieth (90th) day following his Separation from Service and throughout the remainder of the severance payment period described in Sections 7(a)(i)(x) and (y) (which acceptance may be evidenced upon the earlier of executing a written employment agreement or commencing such employment), the Company’s obligation to pay severance benefits under Sections 7(a)(i)(x) and (y) shall immediately cease upon such acceptance of other employment, and Executive shall be obligated to inform the Company of any such acceptance within five (5) business days of such acceptance.

(ii)     Certain Qualifying Terminations of Employment in Connection with a Change in Control. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment (A) by the Company without Cause or (B) by Executive due to, without Executive’s consent, (1) a material diminution in Executive’s authority or responsibilities (including a material adverse change in Executive’s reporting line) or (2) a material change in the geographic location at which Executive must perform his duties other than reasonably required travel on the Company’s business (for purposes of this provision, a “material change” shall not include a relocation of the Company’s headquarters to a location within fifty (50) miles of Philadelphia, Pennsylvania) within three (3) months prior to or twelve (12) months following a Change in Control, in each case, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(w)     The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service;

(x)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) fifteen (15), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service;

(y)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive Executive’s Target Bonus in an amount equal to: (A) fifteen (15), multiplied by (B) the quotient of Executive’s Target Bonus divided by twelve, for the year in which the Separation of Service occurs, paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service; and

(z)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a payment equal to: (x) fifteen (15), multiplied by (y) the monthly premium Executive would have been required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered by the Company’s health plans as of the date of Executive’s Separation of Service (calculated by reference to the premium as of the date of termination) (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums). Such payment shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service. For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such lump sum cash payment.”

4.	The Agreement, as amended herein, shall remain in full force and effect.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

LAWSON MACARTNEY

Dated:	June 6, 2014	/s/ Lawson Macartney
		Address:	135 Bertolet School Road
Spring City, PA 19475

AMBRX, INC.

Dated:	June 6, 2014	By:	/s/ John Diekman
		Name:	John Diekman
		Title:	Chairman of Board

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